Exhibit 99.1
Press Release
For Immediate Release
Isabella Bank
139 E. Broadway
Mt. Pleasant, MI 48858
Steven Pung promoted — Isabella Bank
Mt. Pleasant, Michigan, January, 2009 - Richard J. Barz, President and CEO of Isabella Bank is pleased to announce the promotion of Steven Pung to Chief Operations Officer. In his new position Pung will oversee the day-to-day operations of Isabella Bank ensuring the efficiency and effectiveness of the bank.
His banking career began with Isabella Bank in 1979 as the director of personnel. He then became Senior Vice President of Operations. Rick Barz, President and CEO, emphasized, “Steve is truly an asset to the company and exemplifies the qualities our bank was founded on.”
Pung’s dedication to the Mt. Pleasant community began while attending Central Michigan University (CMU) where he completed his Bachelor of Science degree. CMU recently recognized Steve for being chosen 1 of 35 athletes from the Finch Fieldhouse era for being a three-time All American swimmer. In 1994 Steve also completed the Graduate School of Banking in Madison, Wisconsin.
He is currently a Board of Trustee for the Mt. Pleasant Area Community Foundation, Chairperson for MPACF Scholarship Committee, Art Reach Board of Trustee, CMCH Board of Directors, and a member of the Mt. Pleasant First United Methodist Church. Steve and his wife, Sue, have two married daughters — Meredith and Lindsey.
Isabella Bank is a wholly owned subsidiary of Isabella Bank Corporation with 1.6 billion in assets under management. To learn more about Isabella Bank, please visit any of the convenient 24 locations throughout mid-Michigan or the company website at www.isabellabank.com. For current stock information and share availability please visit www.pinksheets.com and enter the Corporation’s trading symbol, ISBA.